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[LETTERHEAD OF KPMG PEAT MARWICK]

Certified Public Accountants

P.O. Box 4150
Honolulu, HI 96812-4150


The Board of Directors
Hawaiian Electric Industries, Inc.:

We consent to incorporation by reference in Registration Statement on Form S-8 of Hawaiian Electric Industries, Inc. of our report dated February 11, 1994, relating to the consolidated balance sheets of Hawaiian Electric Industries, Inc. and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, retained earnings and cash flows for each of the years in the three-year period ended December 31, 1993, which report is incorporated by reference in the 1993 annual report on Form 10-K, of Hawaiian Electric Industries, Inc. Our report refers to changes in the method of accounting for income taxes and postretirement benefits other than pensions effective January 1, 1993.

We consent to incorporation by reference of our report dated February 11, 1994 relating to the financial statement schedules of Hawaiian Electric Industries, Inc. included in the aforementioned 1993 annual report on Form 10-K which report appears in said Form 10-K.

We also consent to incorporation by reference of our report dated March 11, 1994 relating to the statements of net assets available for benefits of the Hawaiian Electric Industries Retirement Savings Plan as of December 31, 1993 and 1992, and the related statements of changes in net assets available for benefits for each of the years in the three-year period ended December 31, 1993.


                                                  /s/ KPMG Peat Marwick



Honolulu, Hawaii
March 31, 1994

                                 EXHIBIT 23(a)